Exhibit 10.2

Separation and Transition Agreement

This Separation and Transition Agreement (this “Transition Agreement”) is made as of October 1, 2012 by and among U.S. Silica Company, a Delaware corporation (the “Company”), U.S. Silica Holdings, Inc., a Delaware corporation (“Holdings”), and Brian Slobodow (“Executive,” and together with the Company and Holdings, the “Parties”).

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, dated as of June 1, 2011 (as amended, the “Employment Agreement”), pursuant to which the Company agreed to employ Executive, and Executive agreed to serve, as Chief Administrative Officer of the Company;

WHEREAS, Holdings and Executive previously entered into that certain Non-Qualified Stock Option Agreement, dated as of July 12, 2011 (the “Option Agreement”), pursuant to which Holdings granted Executive stock options on the terms and conditions set forth therein; and

WHEREAS, the Parties desire to enter into this Transition Agreement in order to set forth the definitive rights and obligations of the Parties in connection with Executive’s separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1. Resignation of Office. Effective as of October 8, 2012, Executive voluntarily resigns his position as Chief Administrative Officer of the Company, and from any and all other officer or director positions which he holds at the Company or any of the Company’s subsidiaries or affiliates.

2. Service as Director. Notwithstanding Section 1 above, Executive shall continue to serve as a member of the Board of Directors of Holdings (the “Board”) for so long as he is willing until the earlier of:

(a) the date on which Executive resigns or is removed from office in accordance with the terms of the Certificate of Incorporation and Bylaws of Holdings;

(b) the expiration of Executive’s then-current term of service in the event that the Board determines in its sole discretion to not nominate Executive to stand for re-election to the Board;

(c) the date on which Executive is requested to resign his position as a member of the Board by a duly authorized representative of Golden Gate Private Equity, Inc., a Delaware corporation (“Golden Gate Capital”); provided, that Executive hereby appoints any such duly authorized representative of Golden Gate Capital as his true and lawful attorney in fact with full power and authority to effect such resignation by executing the Offer of Resignation attached hereto as Exhibit A; or

(d) the date on which Executive’s status as an employee of the Company is terminated for Cause in accordance with Section 3(c) hereof.

3. Transition Period.

(a) Position and Duties. During the period from October 8, 2012 through December 31, 2012 (the “Transition Period”), Executive shall continue to serve as an employee of the Company and its subsidiaries. During the Transition Period, Executive shall perform such services relating to the Company and its subsidiaries as requested by, and shall report to, the Board. Executive shall perform such duties, responsibilities and functions to the Company and its subsidiaries to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its subsidiaries’ policies and procedures in all material respects. Executive shall have no authority (and shall not in any manner hold himself out as having any authority or otherwise take any action) to bind the Company or its subsidiaries to any contract, commitment or undertaking without the express prior written consent of the Board.

(b) Compensation; Expenses; Benefits. During the Transition Period, Executive shall continue to receive his base salary as in effect on the date hereof. The Company shall also continue to reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under Section 3(a) above in accordance with Company policies. Executive shall also be entitled to continue to participate in the Company’s health and welfare benefits on the same basis as members of the Company’s senior management, as well as in the Company’s 401(k) Plan in accordance with its terms and provisions and applicable law.

(c) Termination of Status as Employee for Cause. During the Transition Period, the Company reserves the right to terminate Executive’s status as an employee for Cause prior to the end of the Transition Period. For such purposes, “Cause” shall mean with respect to Executive one or more of the following: (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries and affiliates or any of their customers, suppliers or distributors; (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its subsidiaries or affiliates substantial public disgrace or disrepute or substantial economic harm; (iii) substantial and repeated failure to perform duties as reasonably directed by the Board; (iv) any act or omission aiding or abetting a competitor, supplier, customer or distributor of the Company or any of its subsidiaries and affiliates to the material disadvantage or detriment of the Company or its subsidiaries and affiliates; (v) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates; or (vi) any other material breach of this Transition Agreement.

4. Post-Transition Benefits and Payments.

(a) Final Pay. On the next regular payroll date following the end of the Transition Period, Executive will receive a lump sum payment of all then-outstanding accrued final compensation, including accrued unused vacation pay and reimbursable business expenses, for services performed for the Company and its subsidiaries through and including the Transition Period.

(b) Bonus. The Board shall award a bonus to Executive following the end of fiscal year 2012 pursuant to and in accordance with the terms and conditions of the 2012 Annual Bonus Incentive Plan of Holdings; provided, however, that such bonus shall be prorated in the discretion of the Board on the basis of Executive’s service through October 7, 2012 and shall only be payable to the extent Executive remains in full compliance with all terms and provisions of this Transition Agreement, including, but not limited to, Section 7.

(c) Option Agreement. Holdings and Executive agree and confirm as follows:

(i) In accordance with the terms of the GGC USS Holdings, Inc. 2011 Incentive Compensation Plan, by virtue of Executive’s continued service as a member of the Board the resignations pursuant to Section 1 above shall not be deemed to constitute a “Termination” for purposes of the Option Agreement. All references in the Option Agreement to Executive’s “continued service” or “employment” with the Company shall be deemed to include all times during which Executive serves as a member of the Board (whether or not Executive is still an employee of the Company).

(ii) Section 4(a) of the Option Agreement is hereby amended and restated to read:

“Vesting. The Options subject to this grant shall become vested, on a tranche-by-tranche basis, pursuant to the schedule set forth in the table below, provided the Participant is then employed by the Company and/or one of its Subsidiaries or Affiliates on the applicable vesting date. There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on each applicable vesting date.

Vesting Date	Cumulative Percentage of Option Shares Vested
First anniversary of the Grant Date	62.50% of Option Shares of each tranche
January 1, 2013	75.00% of Option Shares of each tranche
January 1, 2014	83.33% of Option Shares of each tranche
January 1, 2015	91.67% of Option Shares of each tranche
January 1, 2016	100.0% of Option Shares of each tranche

Notwithstanding the foregoing, in the event the Participant ceases to serve as a member of the Board of Directors of the Company prior to January 1, 2014 for any reason other than (i) his death or his voluntary resignation as a director or employee of the Company or any of its Subsidiaries or (ii) the termination of his directorship or employment for Cause, the Options that would have vested on January 1, 2014 shall vest immediately upon such occurrence.”

(iii) Section 5(e) is hereby amended and restated to read:

“Treatment of Unvested Options upon Termination. Subject to the last sentence of Section 4(a), any portion of the Options that is not vested as of the date of the Participant’s Termination for any reason shall terminate and expire automatically as of the date of such Termination.”

(d) No Other Entitlements; Acknowledgment of Consideration. As of the date hereof, Executive acknowledges that he will no longer be entitled to any other benefits, payments or contributions from Holdings or the Company other than those specifically provided for in this Transition Agreement, including any severance payments under Section 4(b) of the Employment Agreement or any compensation for his continued service as a member of the Board. Executive specifically acknowledges and agrees that certain of the obligations created and payments made to him by Holdings and the Company under this Transition Agreement are promises and payments to which he is not otherwise entitled under any law or contract.

5. Confidential Information; Work Product; Non-Compete; Non-Solicitation. Sections 5, 6, 7, 8 and 9 of the Employment Agreement are incorporated herein by reference, and all references to the “Employment Period” in such sections shall be deemed to include the Transition Period hereunder. Nothing in this Agreement shall modify, limit, supersede or relieve Executive from full compliance with the obligations imposed on him by such sections of the Employment Agreement through the Transition Period and after he has ceased to be an employee of the Company.

6. Confidentiality. The Company and Executive agree that the terms and conditions of this Transition Agreement are to be strictly confidential, except that Executive may disclose the terms and conditions to his family, attorneys, accountants, tax consultants, state and federal tax authorities or as may otherwise be required by law. The Company and Holdings may disclose the terms and conditions of this Transition Agreement as they deem necessary to their officers, employees, board of directors, stockholders, insurers, attorneys, accountants, state and federal tax authorities or as may otherwise be required by law. Executive asserts that he has not discussed, and agrees that except as expressly authorized by Holdings or the Company he will not discuss, this Transition Agreement or the circumstances of his separation with any employee of the Company, and that he will take affirmative steps to avoid or absent himself from any such discussion even if he is not an active participant therein. EXECUTIVE ACKNOWLEDGES THE SIGNIFICANCE AND MATERIALITY OF THIS PROVISION TO THIS TRANSITION AGREEMENT, AND HIS UNDERSTANDING THEREOF.

7. Return of Corporate Property; Conveyance of Information.

(a) Company Property. Executive represents and warrants that upon the later of (i) the conclusion of the Transition Period or (ii) the date on which Executive ceases to serve as a member of the Board, he will return all property of the Company within his possession, accessibility or control, including (without limitation) all keys, access fobs, credit cards (without further use thereof), cell phones, computers, PDAs and all other items belonging to the Company or which contain Confidential Information (as defined in the Employment Agreement); and, in the case of documents, including (without limitation) all documents of any kind and in whatever medium evidenced, including (without limitation) all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings, CD, DVDs and videotapes.

(b) Information. In addition to the obligation to turn over any physical embodiment of Confidential Information pursuant to Section 7(a) above, and to keep such information strictly confidential pursuant to Section 5 above, Executive agrees to make himself available from time to time at the Company’s request (during normal business hours, with reasonable prior notice) to discuss and disseminate such information and to otherwise cooperate with the Company’s efforts relating thereto.

8. Remedies. Executive hereby acknowledges and affirms that in the event of any breach by Executive of any of his covenants, agreements or obligations hereunder, monetary damages would be inadequate to compensate Holdings and/or the Company. Accordingly, in addition to other remedies which may be available to Holdings and/or the Company hereunder or otherwise at law or in equity, both Holdings and the Company will be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto. Should any provision of this Transition Agreement be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision will be deemed modified to the minimum extent necessary to render it enforceable.

9. Complete Agreement; Inconsistencies. This Transition Agreement constitutes the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto. Without limiting the foregoing, the Parties understand and agree that this Transition Agreement (including the mutual covenants, agreements, acknowledgments and affirmations contained herein) is intended to (a) terminate the Employment Agreement in its entirety (except to the extent incorporated herein by reference) and (b) amend the Option Agreement as set forth in Section 4(c).

10. No Strict Construction. The language used in this Transition Agreement will be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction will be applied against any Party.

11. Third Party Beneficiaries. This Transition Agreement is not intended for the benefit of any person other than the Parties, and no such other person will be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the

Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

12. Tax Withholdings. Notwithstanding any other provision herein, the Company will be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes.

13. Notices. All notices, consents, waivers and other communications required or permitted by this Transition Agreement will be in writing and will be deemed given to a Party when: (a) delivered to the appropriate address by hand or overnight delivery; (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) three (3) days following mailing by certified mail, postage prepaid and return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Party designated below (or to such other address, facsimile number, e-mail address or person as a Party may hereafter designate by written notice to the other Parties):

If to Holdings or the Company:

U. S. Silica Company

Attn.: Legal Dept.

8490 Progress Drive, Suite 300

Frederick, MD 21701

Tel: 301-682-0611

Fax: 301-682-0690

With a mandatory copy to:

Kirkland & Ellis LLP

Attn.: Timothy Stephenson, Esq.

655 15th Street, N. W.

Washington, DC 20005

Tel: 202-879-5144

Fax: 202-879-5200

If to Executive:

Brian Slobodow

[home address]

14. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Transition Agreement will be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of Maryland. In furtherance of the foregoing, the internal law of the State of Maryland will control the interpretation and construction of this Transition Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

15. Severability. The invalidity or unenforceability of any provision of this Transition Agreement will not affect the validity or enforceability of any other provision of this Transition Agreement, which will otherwise remain in full force and effect.

16. Counterparts. This Transition Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

17. Successors and Assigns. The Parties’ obligations hereunder will be binding upon their successors and assigns, and no such assignment shall relieve the assigning party from continuing also to comply with such obligations. The Parties’ rights will inure to the benefit of, and be enforceable by, any of the Parties’ successors and assigns. The Company may assign all rights and obligations of this Transition Agreement to any successor in interest to the assets of the Company. In the event that the Company is dissolved, all obligations of the Company under this Transition Agreement will be provided for in accordance with applicable law.

18. Amendments and Waivers. Except with respect to any non-competition or similar post-employment restrictive covenants, which will be subject to modification by a court of competent jurisdiction pursuant to their express terms (as may be modified herein), no amendment to or waiver of this Transition Agreement or any of its terms will be binding upon any Party unless consented to in writing by such Party.

19. Headings. The headings of the sections and subsections of this Transition Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

20. Disputes. Except as set forth in this paragraph, any dispute, claim or difference arising out of this Transition Agreement will be settled exclusively by binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”). The arbitration will be held in Baltimore, Maryland unless Executive and the Company mutually agree otherwise. Nothing contained in this Section 20 will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Transition Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. Subject to the proviso in this sentence below, each Party will bear its own costs and fees of the arbitration, and the fees and expenses of the arbitrator will be borne equally by the Parties unless the arbitrator determines that any Party has acted in bad faith, in which event the arbitrator will have the discretion to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator; provided, however, that with respect to claims that, but for this mandatory arbitration clause, could be brought against the Company under any applicable federal or state labor or employment law (“Employment Law”), the arbitrator will be granted and will be required to exercise all discretion belonging to a court of competent jurisdiction under such Employment

Law to decide the dispute, whether such discretion relates to the provision of discovery, the award of any remedies or penalties, or otherwise. As to claims not relating to Employment Laws, the arbitrator will have the authority to award any remedy or relief that a court of the State of Maryland could order or grant. The decision and award of the arbitrator will be in writing and copies thereof will be delivered to each Party. The decision and award of the arbitrator will be binding on all Parties. In rendering such decision and award, the arbitrator will not add to, subtract from or otherwise modify the provisions of this Transition Agreement. Either Party to the arbitration may seek to have the ruling of the arbitrator entered in any court having jurisdiction thereof. Each Party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by an arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the arbitrator. Upon the entry of any order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding will promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order. All aspects of the arbitration will be considered confidential and will not be disseminated by any Party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim. The arbitrator shall, upon request, issue all prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competent jurisdiction in an unrelated proceeding brought by a third party. This Section 20 will be construed and enforced under the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

21. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS TRANSITION AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the Parties have executed this Transition Agreement effective as of the date first set forth above.

By:	/s/ Brian Slobodow
BRIAN SLOBODOW

U. S. SILICA COMPANY

By:	/s/ Bryan A. Shinn
Name: Bryan A. Shinn
Title: President and Chief Executive Officer

U. S. SILICA HOLDINGS, INC.

By:	/s/ Bryan A. Shinn
Name: Bryan A. Shinn
Title: President and Chief Executive Officer

Signature Page to Separation and Transition Agreement

EXHIBIT A

OFFER OF RESIGNATION

I, Brian Slobodow, do hereby:

1.	Tender my resignation as a member of the Board of Directors of U.S. Silica Holdings, Inc., effective as of the date identified below; and

2.	Authorize the Company to accept this resignation as of the date identified below.

Brian Slobodow
By: [ ], as Attorney-in-Fact

Date: [ ]

A-1